EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders

Interlink Electronics, Inc.:

We consent to incorporation by reference in this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (No. 333-39371) of Interlink Electronics, Inc. of our report dated February 4, 2003, relating to the consolidated balance sheets of Interlink Electronics, Inc., and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Interlink Electronics, Inc., and to the reference to our firm under the heading “Experts” in the registration statement.

KPMG LLP

Los Angeles, California

July 23, 2003